CERTAIN SELLING SHAREHOLDERS

OF

2-TRACK GLOBAL, INC.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated as of the 12th day of August 2012 (the “Effective Date”), is being entered into by and among , World Capital Market or its designees (collectively the “Buyer”), and Woosun (Mike) Jung (“Jung”) and those additional persons and/or entities set forth in the signature section (such additional persons and/or entities being, each, an “Other Seller” and collectively, the “Other Sellers” and, with Jung, each, a “Seller” and collectively, “Sellers”) (Buyer and Sellers are referred to collectively herein as the “Parties”), with reference to the following matters:

RECITALS

A.          Buyer wishes to acquire a majority ownership of 2-Track Global, Inc., a Nevada corporation (“2-Track”).

B.          Sellers are shareholders in 2-Track, owning, respectively, that number of shares of 2-Track Common Stock set forth next to their respective names on the signature page hereof ( for purposes hereof, Sellers are the “Selling 2-Track Shareholders”) which together represent approximately 51% of the outstanding common shares of 2-Track.

C.          Sellers desire to sell their 2-Track Shares to Buyer and Buyer desires to purchase such 2-Track Shares pursuant to this Agreement referred to as the “Selling 2-Track Shareholder Stock Purchase Agreement”.

Now, therefore, in consideration of the premises and the mutual promises herein made, in consideration of the representations, warranties, and covenants herein contained, and of such other valuable consideration, the receipt and adequacy of which are hereby acknowledge, the Parties agree as follows.

1.          Purchase and Sale of Purchased Shares. On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Sellers, and Sellers agree to sell to Buyer, a total of Four Hundred Forty Seven Thousand Eight Hundred Fifty Two (447,852) [Thirty One Million Three Hundred Forty Nine Thousand Two Hundred and Seventy Seven (31,349,277) pre-split] shares of 2-Track common stock as set forth in Exhibit A and Seventy One Thousand Four Hundred Twenty Nine (71,429) [Five Million (5,000,000) shares pre-split] owned by Curing Capital (collectively the “Purchased Shares”).

2.          Purchase Price. The purchase price (the “Purchase Price”) for the Purchased Shares shall be One Hundred Thirty Thousand United States Dollars (US$130,000), payable as set forth below.

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3.          Deliveries into Escrow.

(a)          In contemplation of the transactions contemplated by this Agreement, Sellers, Buyer and LinnLaw Corp., as escrow agent (“Escrow Agent”) have entered into that certain escrow agreement, dated as of July 3, 2012 (the “Escrow Agreement”).

(b) Upon execution and delivery of the Escrow Agreement by the Parties, Sellers will deliver, or cause to be delivered, into escrow (the “Escrow”) stock certificates (the “Certificates”) reflecting the Purchased Shares. The Purchased Shares shall be delivered along with such executed stock powers and instructions, in form acceptable to 2-Track’s stock transfer agent and Buyer’s counsel, as may be reasonably required to transfer such Purchased Shares to Buyer at the Closing (as defined below).

(c)          Upon execution and delivery of the Escrow Agreement by the Parties and to the extent not already provided by Buyer, Buyer shall deliver, or cause to be delivered, into escrow the non-refundable amount of $25,000 (the “Deposit”) in immediately available funds.

(d)          The Deposit and the Certificates (along with the corresponding stock powers) shall be released as set forth in the Escrow Agreement.

4.          Appointment of Jung as Attorney-in-Fact.

(a)          To facilitate the transactions contemplated by this Agreement, each Other Seller hereby appoints Woosun Jung as its sole and exclusive agent for purposes of:

(i)          Authorizing the disbursements from the Escrow Account on behalf of the Selling 2-Track Shareholders; and

(ii)          Upon the consummation of the sale and purchase of the Purchased Shares, authorizing the allocation of the Purchase Price to pay for certain currently outstanding legal, accounting and other fees (see Section 10), with any amounts remaining after payment of such fees to be paid to Woosun Jung individually.

(b)          In connection herewith, each Other Seller hereby irrevocably appoints Woosun Jung as such Other Seller’s attorney-in-fact with respect to the matters set forth in this Agreement. Additionally, each Other Seller acknowledges and agrees that, upon the execution and delivery of this Agreement by such Other Seller, Buyer shall be entitled to rely upon the authority of Woosun Jung as attorney-in-fact for such Other Seller and that Buyer shall not be required to further confirm the authority of Woosun Jung to act on behalf of such Other Seller in connection with any matters arising under this Agreement.

5.          Private Placement of Shares. The Parties represent and acknowledge that Buyer was not contacted by any form of public solicitation by Sellers and both Buyer and Sellers have privately negotiated this Agreement.

6.          Document Review – Due Diligence. Buyer shall have up to 20 days from the signing of the Letter of Intent (July 3, 2012) to complete its due diligence of 2-Track, including such information pertaining to 2-Track as may be available through the US Securities and Exchange Commission’s (“SEC”) website. In order to facilitate such due diligence, Mr. Jung will take all steps reasonably necessary to make all the books and records of 2-Track available to Buyer and/or his representatives, subject to such confidentiality restrictions as are reasonable and customary. In addition, Sellers agree that Buyer shall have full and complete access, regardless of any privilege, to 2-Track’s attorney(s), accountant(s), advisor(s) and management in order to ask such questions as Buyer or his representatives may deem appropriate, in their sole and absolute discretion, and receive answers concerning 2-Track’s current business, assets and prospects and to obtain additional information, to the extent possessed or obtainable without unreasonable effort or expense and subject to such confidentiality provisions as are reasonable and customary. Buyer agrees and acknowledges that no oral representations have been made and no oral information furnished to Buyer or Buyer’s attorney(s) or advisor(s) has been provided in any way inconsistent with the disclosure made in this Agreement. Buyer has relied exclusively on the information provided to the Buyer in writing in conjunction with this Agreement, information from 2-Track’s books and records, or information filed by 2-Track with the SEC and such Buyer’s own investigation of 2-Track.

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7.          Closing Conditions to Buyer’s Obligations. The following conditions (“Buyer’s Closing Conditions”) must be satisfied, or waived by Buyer, before Buyer is obligated to consummate the transactions contemplated hereby on or before August 15, 2012, unless extended by the Parties (the “Closing” and the date thereof, the “Closing Date”):

(a)          Buyer’s due diligence shall be completed to Buyers’ satisfaction (in its sole, complete and absolute discretion). Such due diligence satisfaction shall include the determination by 2-Track’s accountant that 2-Track financial reporting systems meet all applicable GAAP rules that may be required for the auditors to perform and certify the audits for the 2009, 2010 and 2011 fiscal years.

(b)          2-Track shall be in good standing in the State of Nevada.

(c)          The Purchased Shares being sold by the Sellers shall constitute not less than 51% of the total number of 2-Track’s Common Stock currently outstanding. In connection therewith, all of the Sellers shall have agreed to sell their respective Purchased Shares, it being the expressed intent of the Parties that Buyer shall not be obligated to purchase any Purchased Shares unless it shall be able to purchase all the Purchased Shares.

(d)          Unless waived by the Buyer, 2-Track shall prepare and file its Annual Report on Form 10-K for fiscal years 2009, 2010 and 2011 and its Quarterly Reports on Form 10-Q for the and 3rd fiscal quarter of 2011 and 1st, 2nd fiscal quarters 2012. Neither Sellers nor 2-Track shall be responsible for paying the professional fees associated with preparing these reports in excess of the amounts allocated in this Agreement.

(e)          Delivery of the certificates evidencing the Curing Capital Stock executed in blank or with stock powers executed in blank satisfactory to effect proper transfer of record.

(f)          Delivery of properly executed assignments of the Octagon Debt.

(g)          Unless waived by the Buyer, commencing upon the Effective Date and continuing through the Closing, no material adverse change in the business or financial condition or prospects of 2-Track shall have occurred.

(h)          All consents, waivers and approvals of other persons and governmental authorities, if any, required for the consummation of the purchase of the Purchased Shares shall have been obtained. All of the Purchased Shares shall be free and clear of all encumbrances, pledges, liens or other rights in favor of any other person.

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(i)          Except as set forth in Schedule 7(i), no legal, administrative, arbitration, or other proceedings, claims, suits, actions, or governmental investigations of any nature involving 2-Track or any of its employees, property, or assets, which could have a material adverse effect on the financial condition, prospects or business of 2-Track, or which challenges the validity or propriety of the transactions contemplated by this Agreement, shall be pending or threatened.

(j)          Sellers shall have taken all required action (including approval by any Sellers’ respective board of directors or other governing body) necessary to authorize this transaction and the execution and delivery by Sellers of this Agreement and the performance of Sellers’ respective obligations hereunder.

If any Closing Condition shall not be satisfied in a timely manner or be unachievable without undue effort or expense, Buyer may cancel this Agreement however the Deposit will be forfeited and disbursed as set forth in the Escrow Agreement. If this Agreement is terminated by the 2-Track Selling Shareholders the Escrow Agreement referred to in this Agreement shall be terminated in which case the Escrow Agent is authorized to return the Deposit in Escrow to the Buyer and the Purchased Shares to the Sellers and terminate the Escrow Agreement on the terms and conditions set forth in the Escrow Agreement.

8.          Closing Conditions to Sellers’ Obligations. The following conditions (“Sellers’ Closing Conditions” and, with Buyer’s Closing Conditions, the “Closing Conditions”) must be satisfied, or waived by Sellers, before Sellers are obligated to Close:

(a)          Buyer shall have performed all of its obligations to be performed prior to the Closing.

(b)          All consents, waivers and approvals of other persons and governmental authorities, if any, required for the consummation of the purchase of the Purchased Shares shall have been obtained.

(c)          Except as set forth in Schedule 7(i), no legal, administrative, arbitration, or other proceedings, claims, suits, actions, or governmental investigations of any nature involving 2-Track or any of its employees, property, or assets, which could have a material adverse effect on the financial condition, prospects or business of 2-Track, or which challenges the validity or propriety of the transactions contemplated by this Agreement, shall be pending or threatened.

(d)          2-Track shall have the option (the “Spin-off Option”) to consummate a transaction whereby 2-Track’s sole subsidiary, 2-Track USA, Inc., would be spun-off to Jung pursuant to a Spin-off Agreement within ninety (90) days of the Closing Date. If Jung exercises this option and a spin-off transaction is not completed within 90 days of the Closing Date, Buyer will pay an additional Five Thousand Dollars ($5,000) (the “Extension Payment”) to Sellers for each additional 30 day period or fraction thereof that the spin-off transaction is not completed after the expiration of the initial 90 day period. Buyer shall pay the Extension Payment within 48 hours of the commencement of each additional 30 day period. The spin-off transaction shall include 2-Track USA, Inc. taking all of the current business and assets of 2-Track and all of the 2-Track liabilities existing prior to the Closing Date being transferred to and assumed by 2-Track USA, Inc. If an Extension Payment is not paid when due or if a spin-off transaction is not completed within 180 days of the Closing Date, Sellers will have the right to repurchase the Purchased Shares from Buyer upon the payment of Thirty Five Thousand Dollars ($35,000) to Buyer and reacquire the Octagon Debt upon the payment of Five Thousand Dollars ($5,000) to Buyer.

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(e)          Buyer agrees to hold all Purchased Shares and the acquired Octagon Debt until the spin-off transaction referred to in Subsection 8(d) above has been completed or the Purchased Shares and Octagon Debt are reacquired by Sellers if the Spin-off Option is exercised.

(f)          Buyer shall have taken all required action (including approval by the Buyer’s board of directors or other governing body) necessary to authorize this transaction and the execution and delivery by Buyer of this Agreement and the performance of Buyer’s obligations hereunder.

If any Sellers’ Closing Condition shall not be satisfied in a timely manner or be unachievable without undue effort or expense, Sellers may cancel this Agreement without any further liability, obligation or expense to Buyer. If this Agreement is terminated due to a failure to satisfy one or more Sellers’ Closing Conditions, Sellers may unilaterally terminate the Escrow Agreement referred to in this Agreement in which case the Escrow Agent is authorized to return all remaining funds held in the Escrow Account to the Buyer and the Purchased Shares to the Sellers and terminate the Escrow Agreement on the terms and conditions set forth in the Escrow Agreement.

9.          Closing of Transaction.

The Closing shall take place at the offices of LinnLaw Corp, 1478 Stone Point Drive, Ste. 400, Roseville, CA 95661 on the date that is three Business Days following satisfaction of all other conditions precedent set forth in this Agreement, or at such other time and date, that is not later than August 15, 2012, as the Buyer and Sellers may agree (the “Closing”)..

9.1          Closing Deliveries by Sellers

At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer the following duly executed documents:

(a)          the certificates representing the Purchased Shares as set forth in Exhibit A. The Purchased Shares shall be delivered with executed stock powers that are acceptable to 2-Track’s independent stock transfer agent and instruction to transfer record and beneficial ownership to the order of the Buyer;

(b)          evidence of the matters referred to in Sections 7(b), (d),(h), and (j);

(c)          a stock certificate representing the 71,429 shares (5,000,000 pre-split shares) registered in the name of Curing Capital. Such stock certificate shall be delivered with executed stock powers that are acceptable to 2-Track’s independent stock transfer agent and instruction to transfer record and beneficial ownership to the order of the Buyer;

(d)          an Assignment of Indebtedness of $100,000 of debt currently owed by 2-Track to Octagon Investment SA in exchange for payment of $10,000, such $10,000 to be paid out of the Purchase Price;

(e)          Jung, as the sole Director of 2-Track, shall deliver a Unanimous Written Consent, appointing two new Directors, designated by Buyer, to the 2-Track Board of Directors.

(f)          such other instruments, certificates and documents required by this Agreement or as may be requested by Buyer, acting reasonably, prior to the Closing to carry out the intent and purposes of this Agreement.

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9.2          Closing Deliveries by Buyer

At the Closing, Buyer shall deliver, or cause to be delivered:

(a)          The remaining Purchase Price of One Hundred Twenty Thousand Dollars ($120,000) (taking into account $5,000 previously paid to 2-Track’s accounting firm and law firm. Such funds will consist of $20,000 delivered from Escrow and a Certified Bank Check in the amount of $100,000. The $120,000 of funds will be delivered as follows:

(i) $10,000 to purchase Octagon debt

(ii) $10,000 to purchase Curing Capital’s stock

(iii) $15,000 to Mike Studer CPA

(iv) $25,000 to LinnLaw Corp

(v) $25,000 to Mike Jung on behalf of Sellers, and

(vi) $35,000 to pay other transaction expenses designated by Buyer;

(b)          evidence of the matters referred to in Sections 8(d) and (e); and

(c)          such other duly executed instruments, certificates and documents required by this Agreement or as may be requested by the Sellers, acting reasonably, prior to the Closing to carry out the intent and purposes of this Agreement.

10.          Buyer’s Representations and Warranties. Buyer represents and warrants that it has sufficient knowledge, education and/or experience to understand and evaluate the transactions described in this Agreement and the investment opportunity being offered. Buyer has carefully read, reviewed and understands the Risks described in 2-Track’s last Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC pertaining to an investment in 2-Track and has the requisite knowledge to assess the relative merits and risks of this investment, or has relied upon the advice of Buyer’s professional advisors with regard to an investment in 2-Track and the acquisition of the Purchased Shares.

11.          Sellers’ Representations and Warranties. Each Seller represents and warrants to Buyer as follows:

(a)          They are the record and beneficial owners of the Purchased Shares as set forth in Exhibit A, free and clear of all pledges, liens, claims and encumbrances, except as may be created by this Agreement. There are no restrictions on its ability to direct the Purchased Shares to be placed into escrow pursuant to the Escrow Agreement or to enter into this Agreement other than transfer restrictions under any applicable federal and state securities laws.

(b)          The performance of their obligations under this Agreement and compliance with the provisions hereof will not violate any provision of any law applicable to it and will not conflict with or result in any material breach of any of the terms, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust or other agreement or instrument binding upon it or its Purchased Shares. No notice to, filing with, or authorization, registration, consent or approval of any governmental authority or other person is necessary for the execution, delivery or performance of this Agreement by it or the consummation of the transactions contemplated hereby by it, other than those already obtained.

(c)          They are aware, and have agreed, that a substantial portion of the Purchase Price ($85,000 or more) will be used to pay professional fees (legal, accounting and other transaction expenses) owed by 2-Track, to purchase shares from Curing Capital and debt from Octagon, and other costs related to this transaction, with any residual amounts to be paid to Woosun Jung (on behalf of Other Sellers).

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(d)          It (for purposes of this Subsection 11(d) being applicable only to the Other Sellers) has appointed Woosun Jung as its attorney-in-fact with respect to the matters set forth in this Agreement and it acknowledges and agrees that, upon the execution and delivery of this Agreement by the Parties hereto, Buyer shall be entitled to rely upon the authority of Woosun Jung as each Other Sellers’ attorney-in-fact and that Buyer shall not be required to further confirm the authority of Woosun Jung to act on each Other Sellers’ behalf in connection with any matters arising under this Agreement.

12.          Exclusive Right to Negotiate. Upon execution of this Agreement, Sellers agree to negotiate exclusively with Buyer regarding the sale of the Purchased Shares until such time as the Closing occurs or this Agreement is terminated.

(a)          Subject to their respective fiduciary duties as officers and directors of 2-Track, if any, Sellers, their officers, directors, employees, agents, assigns and other representatives will not, directly or indirectly through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Purchased Shares in whole or in part or any other 2-Track related security or debt, whether directly or indirectly, through purchase, merger, consolidation or otherwise.

(b)          Sellers will immediately notify Buyer regarding any contact between any Seller or its respective representatives and any other person regarding any such offer or proposal or any related inquiry.

13.          Termination of Agreement. This Agreement may be terminated:

(a)          By mutual consent of Buyer, on the one hand, and Sellers, on the other hand.

(b)          If the Closing has not occurred on or before August 15, 2012 unless extended by the Parties.

(c)          By Buyer if any Buyer’s Closing Conditions have not been satisfied in accordance with their terms or upon any failure by any Seller to comply with or perform any material obligation or covenant herein.

(d)          By Sellers if any Sellers’ Closing Conditions have not been satisfied in accordance with their terms or upon any failure by Buyer to comply with or perform any material obligation or covenant herein.

(e)          If Buyer terminates this Agreement as provided in Subsection 13(c) or for any other reason, Buyer will forfeit the remaining Deposit which will be distributed pursuant to §1(c) of the Escrow Agreement and the Escrow Agent shall promptly return to the Sellers the Purchased Shares.

(f)          If any Seller terminates this Agreement as provided in Subsection 13(d) or refuses to proceed with the sale of his/its Purchased Shares for any other reason, Buyer shall be entitled to return of the remaining Deposit including reimbursement from Sellers, jointly and severally, for any amounts released from escrow in respect of the audit of 2-Track. The Escrow Agent shall promptly return to the Sellers the Purchased Shares except that the Escrow Agent is hereby authorized to hold the Shares belonging to Mike Jung in Escrow, as provided for in the Escrow Agreement, as collateral against payment of any reimbursement amounts.

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14.          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

15.          Entire Agreement. This Agreement (including the documents referred to herein), the Escrow Agreement and the documents, certificates and other instruments contemplated hereby and thereby constitutes the entire agreement among the Parties and supersedes and extinguishes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

16.          Succession and Assignment. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without consent of the other party except that Buyer may designate others as transferees of the Purchased Shares.

17.          Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.          Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth above. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party written notice. All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses as applicable:

If to the Sellers:	Seller Name

c/o Woosun (Mike) Jung, Authorized Agent

25A McCampbell Road

Holmdel, NJ 07733

Tel No.: (646) 225-6650

If to Buyer:	William Barnett, Esq.

23945 Calabasas Road, Suite 115

Calabasas, CA 91302

Tel No.: (818) 436-6410

19.          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

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20.          Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers (by their Authorized Agent). No waiver by any Party of: (i) any provision of this Agreement or (ii) any default, misrepresentation, or breach of warranty or covenant hereunder whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder.

21.          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

22.          Expenses. Buyer and Sellers shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transaction contemplated hereby, except that Buyer may designate up to $35,000 of the Purchase Price to be paid for expenses relating to this transaction.

23.          Brokers, Finders Fees. Buyer represents and warrants to Sellers that it has not engaged the services of a broker, finder, or any other person that might be entitled to a commission in connection with the transaction contemplated hereby. Sellers represent and warrant to Buyer that regardless of whether the Sellers have retained a broker, finder, or any other person that might be entitled to a commission in connection with the transactions contemplated hereunder, Buyer does not have any nor will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fees in connection with this Agreement or the transactions contemplated hereby by reason of action by or on behalf of Sellers.

24.          Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

25.          Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Purchased Shares are unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Party’s obligations hereunder to sell the Purchased Shares not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

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26.          Submission to Jurisdiction. The Parties submit to the jurisdiction of state court sitting in County of Los Angeles, California in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 18 above. Nothing in this Section 26, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

27.          Further Acts. The Parties to this Agreement shall promptly execute and deliver any and all additional documents, spousal consents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out their intent.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

World Capital Market

By:	/s/ Ming Xu
Ming (Phil) Xu, CEO

SELLERS:

WOOSUN JUNG		NOLBOO & CO.
212,898 shares		142,652 shares

By:	/s/ Woosun Jung	By:	/s/ Okja Jung
	Woosun Jung		Okja Jung, General Manager

GAB SEOK KIM		SEYON INVESTMENT
7,143 shares		18,389 shares

By:	/s/ Gab Seok Kim	By:	/s/ Dongkee Jung
	Gab Seok Kim		Dongkee Jung, President

HYUN JU KIM		TANTUMASA COMPANY
4,286 shares		5,715 shares

By:	/s/ Hyun Ju Kim	By:	/s/ Dongkee Jung
	Hyun Ju Kim		Dongkee Jung, President

HYUN JOONG PARK		JINHEE SEUNG
2,858 shares		21,053 shares

By:	/s/ Hyun Joong Park	By:	/s/ Jinhee Seung
	Hyun Joong Park		Jinhee Seung

SOON MIE PARK		DONGKEE JUNG
4,286 shares		28,572 shares

By:	/s/ Soon Mie Park	By:	/s/ Dongkee Jung
	Soon Mie Park		Dongkee Jung

CURING CAPITAL INC.
71,429 shares

By:	/s/ Michael Dion
Michael Dion, President

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